Exhibit 6.40

INTERCOMPANY LOAN AGREEMENT AND PROMISSORY NOTE

(THE ROSSVILLE SERIES)

between

TERRA MINT GROUP, CORP., as Lender

and

NEPTUNE REM, LLC, acting for and on behalf of THE ROSSVILLE SERIES LLC, as Borrower

Principal Amount: $176,355

Dated as of September 14, 2026

THIS INTERCOMPANY LOAN AGREEMENT AND PROMISSORY NOTE (this "Agreement") is entered into as of September 14, 2026 (the "Effective Date"), by and between TERRA MINT GROUP, CORP., a Wyoming corporation, with its principal office at 412 W. Norfolk Ave., Suite 2, Norfolk, NE 68701 ("Lender"), and NEPTUNE REM, LLC, a Delaware series limited liability company, with its principal office at 412 W. Norfolk Ave., Suite 2, Norfolk, NE 68701, acting solely for and on behalf of THE ROSSVILLE SERIES LLC, a registered series of Neptune REM, LLC ("Borrower"). Lender and Borrower are each a "Party" and together the "Parties."

RECITALS

(A)	Lender is the Managing Member of Borrower under the Limited Liability Company Agreement of Neptune REM, LLC, as amended (the "Operating Agreement"), and Borrower is a wholly-owned subsidiary of Lender.

(B)	On May 4, 2026, Borrower established the Rossville Series pursuant to Section 18-215 of the Delaware Limited Liability Company Act (the "LLC Act") and the Series Designation of The Rossville Series (the "Series Designation") for the purpose of acquiring, owning, and operating a single-family residence at 1005 Hunter Court, Memphis, IN 47143 (the "Rossville Property").

(C)	On April 25, 2026, Borrower and D.R. Horton, Inc. ("Seller") entered into a Purchase and Sale Agreement (the "Rossville Agreement") for the conveyance of the Rossville Property at a total purchase price of $259,900 (the "Purchase Price"), reflecting a base price of $274,900 plus $5,565 of upgrades and customizations less a $20,565 special adjustment credit. Borrower has tendered $3,000 of refundable earnest money to be credited against the Purchase Price at closing.

(D)	Borrower is offering up to 30,393 membership interests of the Rossville Series (the "Rossville Series Interests") at $10.00 per Interest for maximum gross proceeds of $303,930 pursuant to an offering statement on Form 1-A (File No. 024-12356) qualified under Tier 2 of Regulation A, as amended (the "Offering Circular"), with subscription funds held by North Capital Private Securities Corporation ("NCPS") as escrow facilitator.

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(E)	As of the date of this Agreement, $83,545 of net subscription proceeds for Rossville Series Interests has been released from escrow and will be applied to the Purchase Price at closing, and approximately $13,630 of additional subscription proceeds will not be released at closing and will remain in escrow pending a Subsequent Closing, at which time it will be applied to the Loan under Section 4.2. The balance of the Purchase Price, being $176,355, will be funded by the Loan.

(F)	The Operating Agreement authorizes the Managing Member to cause Borrower and any Series to borrow money and incur indebtedness. The Parties intend that the Loan be an obligation of the Rossville Series alone and not of any other Series or of Borrower generally, consistent with Section 18-215(b) of the LLC Act, the Operating Agreement, and the Series Designation.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. DEFINITIONS

Capitalized terms used but not defined in this Agreement have the meanings given in the Operating Agreement or the Offering Circular. In addition:

"Advance Date" means the date on which Lender funds the Loan, which shall be the date of the closing of the Rossville Property under the Rossville Agreement, currently anticipated to be September 10, 2026.

"Business Day" means any day other than a Saturday, Sunday, or day on which commercial banks in Omaha, Nebraska or New York, New York are authorized or required to close.

"Interest Rate" means 4.49% per annum, being the mid-term applicable federal rate (annual compounding) published by the Internal Revenue Service for September 2026 in Rev. Rul. 2026-17. If the Advance Date falls in a later month, the mid-term applicable federal rate for that month shall apply.

"Loan" means the loan in the principal amount of ONE HUNDRED SEVENTY-SIX THOUSAND THREE HUNDRED FIFTY-FIVE DOLLARS ($176,355) made by Lender to Borrower under Section 2, together with accrued and unpaid interest and any other amounts payable under this Agreement.

"Maturity Date" means the fifth (5th) anniversary of the Advance Date, or, if earlier, the date on which the Loan is declared due and payable under Section 8.2.

"Net Closing Proceeds" means with respect to any Subsequent Closing, the gross subscription proceeds for Rossville Series Interests released from escrow at that Subsequent Closing, less brokerage commissions, offering expense reimbursements, the Sourcing Fee, and other amounts that the Offering Circular states are payable from such proceeds other than repayment of the Loan.

"Subsequent Closing" means each closing of the sale of Rossville Series Interests under the Offering Circular occurring after the Advance Date and while any portion of the Loan remains outstanding, including the release from escrow of any subscription proceeds held by NCPS on the Advance Date and not applied to the Purchase Price.

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2. THE LOAN

2.1	Loan. Subject to the terms of this Agreement, Lender agrees to lend to Borrower, for the account of the Rossville Series, the principal amount of ONE HUNDRED SEVENTY-SIX THOUSAND THREE HUNDRED FIFTY-FIVE DOLLARS ($176,355). The Loan is not a revolving facility. Amounts repaid may not be reborrowed.

2.2	Funding. Lender shall fund the Loan in a single disbursement on the Advance Date, directly to the settlement or title agent designated under the Rossville Agreement, for application to the Purchase Price of the Rossville Property. Lender's funding shall be conclusive evidence of the principal amount of the Loan as of the Advance Date, absent manifest error.

2.3	Use of Proceeds. Borrower shall use the Loan solely to pay the Purchase Price of the Rossville Property for the account of the Rossville Series. Closing costs and acquisition expenses shall be paid from subscription proceeds or from the operating reserve of the Rossville Series and are not funded by the Loan. No portion of the Loan shall be used for any other Series or for distributions.

2.4	No Points or Fees. Lender shall not charge, and Borrower shall not pay, any origination fee, commitment fee, points, exit fee, or other fee in connection with the Loan other than interest at the Interest Rate and, following an Event of Default, at the Default Rate.

2.5	Promissory Note. This Agreement constitutes a promissory note. Borrower, for the account of the Rossville Series, promises to pay to the order of Lender the principal amount of the Loan, together with interest as provided herein, on the dates and in the manner set out in this Agreement.

3. INTEREST

3.1	Rate. The outstanding principal amount of the Loan shall bear simple interest from the Advance Date until paid in full at the Interest Rate, computed on the basis of a 365-day year and the actual number of days elapsed. Interest shall not compound.

3.2	Payment of Interest. Accrued interest shall be payable (a) on each date a mandatory prepayment is made under Section 4.2, to the extent of the Net Closing Proceeds then available, (b) on any voluntary prepayment, and (c) in full on the Maturity Date. Interest not paid when due shall remain outstanding and continue to accrue at the Interest Rate but shall not be capitalized.

3.3	Default Rate. Following the occurrence and during the continuance of an Event of Default, the Loan shall bear interest at the Interest Rate plus two percent (2.0%) per annum (the "Default Rate").

3.4	Usury Savings. Nothing in this Agreement shall require Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Any excess received by Lender shall be applied to reduce principal and, to the extent principal has been paid in full, refunded to Borrower.

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3.5	Tax Characterization. The Parties intend the Loan to be indebtedness for U.S. federal income tax purposes bearing interest at not less than the applicable federal rate under Section 1274(d) of the Internal Revenue Code, and shall report consistently with that intent.

4. REPAYMENT

4.1	Maturity. The entire unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Agreement shall be due and payable in full on the Maturity Date.

4.2	Mandatory Prepayment from Subsequent Closings. Within five (5) Business Days after each Subsequent Closing, Borrower shall pay to Lender one hundred percent (100%) of the Net Closing Proceeds of that Subsequent Closing until the Loan has been paid in full. Borrower may direct NCPS to remit such amounts directly to Lender where the escrow arrangements so permit. Each payment shall be applied first to accrued and unpaid interest and then to principal.

4.3	Prepayment from Sale or Refinancing. If the Rossville Property is sold or refinanced while any portion of the Loan remains outstanding, Borrower shall apply the net proceeds of that sale or refinancing to repayment of the Loan before any other application, other than payment of closing costs and any senior third-party debt.

4.4	Voluntary Prepayment. Borrower may prepay the Loan in whole or in part at any time without premium or penalty upon one (1) Business Day's notice to Lender. Prepayments shall be applied as provided in Section 4.2.

4.5	Distributions While Outstanding. For so long as any portion of the Loan remains outstanding, Borrower shall not make, and shall cause the Rossville Series not to make, any distribution to holders of Rossville Series Interests out of subscription proceeds or sale or refinancing proceeds. Distributions of net operating income from the Rossville Property are permitted so long as no Event of Default has occurred and is continuing.

4.6	Payments. All payments shall be made in U.S. dollars by wire transfer of immediately available funds to the account designated in writing by Lender, without setoff, counterclaim, or deduction. If any payment falls due on a day that is not a Business Day, it shall be due on the next Business Day and interest shall accrue to that day.

5. LIMITED RECOURSE; SERIES SEPARATENESS

5.1	Series Obligation. The Loan is incurred by Borrower solely for and on behalf of the Rossville Series and is a debt, liability, and obligation of the Rossville Series only. Lender's recourse for payment of the Loan is limited solely to the assets of the Rossville Series, including the Rossville Property, the rents and proceeds thereof, and subscription proceeds of the Rossville Series offering.

5.2	No Recourse to Other Series or Borrower Generally. Neither Borrower in its general capacity, nor any Series of Borrower other than the Rossville Series, nor any member, manager, officer, or agent of Borrower shall have any liability for the Loan. Lender irrevocably waives any claim against the assets of any other Series or the general assets of Borrower in respect of the Loan, consistent with Section 18-215(b) of the LLC Act, the Operating Agreement, and the Series Designation.

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5.3	Unsecured. The Loan is unsecured. Borrower does not grant, and Lender does not take, any lien, mortgage, security interest, or other encumbrance on the Rossville Property or any other asset.

5.4	Separate Books. Borrower shall record the Loan, all interest accrued, and all payments on the separate books and records maintained for the Rossville Series and shall reflect the Loan as a liability of the Rossville Series in the financial statements of Borrower and in any report filed under Regulation A.

6. REPRESENTATIONS AND WARRANTIES

6.1	Mutual. Each Party represents and warrants to the other that (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, (b) it has full power and authority to execute, deliver, and perform this Agreement, (c) this Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and similar laws and to general principles of equity, and (d) its execution and performance of this Agreement do not violate its organizational documents, any applicable law, or any material agreement to which it is a party.

6.2	Borrower. Borrower further represents and warrants that (a) the Rossville Series has been duly established as a registered series under the LLC Act and the Series Designation is in full force and effect, (b) the Rossville Agreement is in full force and effect and Borrower is not in default thereunder, (c) the Loan is permitted by the Operating Agreement and the Series Designation without the consent of the holders of Rossville Series Interests, and (d) no other indebtedness for borrowed money of the Rossville Series is outstanding.

7. COVENANTS OF BORROWER

Until the Loan has been paid in full, Borrower shall, and shall cause the Rossville Series to:

(a)	Use commercially reasonable efforts to continue the Rossville Series offering on the Realbricks platform, conduct Subsequent Closings promptly as subscriptions are received, and apply Net Closing Proceeds as required by Section 4.2.

(b)	Not incur any indebtedness for borrowed money, or grant any lien on the Rossville Property, other than the Loan and liens for taxes not yet due, without Lender's prior written consent.

(c)	Maintain property and liability insurance on the Rossville Property in amounts customary for single-family rental properties.

(d)	Deliver to Lender, within five (5) Business Days after each Subsequent Closing, a statement of gross proceeds, deductions, Net Closing Proceeds, the amount remitted to Lender, and the remaining Loan balance.

(e)	Disclose the terms of the Loan, including principal, Interest Rate, absence of fees, Maturity Date, unsecured status, and limitation of recourse to the Rossville Series, in the Offering Circular and in the periodic reports of Borrower under Regulation A, and file this Agreement as an exhibit.

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8. EVENTS OF DEFAULT; REMEDIES

8.1	Events of Default. Each of the following is an "Event of Default": (a) Borrower fails to pay any principal or interest when due and the failure continues for ten (10) Business Days after written notice from Lender; (b) Borrower fails to perform any other covenant in this Agreement and the failure continues for thirty (30) days after written notice from Lender; (c) any representation or warranty of Borrower proves to have been materially incorrect when made; (d) Borrower or the Rossville Series becomes insolvent, makes a general assignment for the benefit of creditors, or becomes the subject of any voluntary or involuntary bankruptcy, receivership, or similar proceeding that, if involuntary, is not dismissed within sixty (60) days; or (e) the Rossville Series is dissolved or terminated without payment of the Loan in full.

8.2	Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, by written notice to Borrower, declare the Loan immediately due and payable and exercise any rights available at law or in equity against the assets of the Rossville Series, subject in all cases to Section 5. Lender shall be entitled to recover from the assets of the Rossville Series its reasonable and documented out-of-pocket costs of enforcement, including reasonable attorneys' fees.

8.3	Managing Member Duties Unaffected. Nothing in this Section 8 relieves Lender of its duties as Managing Member of Borrower under the Operating Agreement, and Lender shall exercise its remedies in a manner consistent with those duties.

9. RELATED-PARTY ACKNOWLEDGMENTS

9.1	Conflict of Interest. Borrower acknowledges that Lender is its Managing Member and sole common-equity member, that Chris Gerardi serves as Chief Executive Officer and sole director of Lender and as Chief Executive Officer and Chief Financial Officer of Borrower, and that the Loan is therefore a related-party transaction. This Agreement has been approved by the board of directors of Lender and by the Manager of Borrower, in each case with the related-party nature of the transaction noted, and has been executed on behalf of Borrower by its Manager, who is not a director of Lender.

9.2	Arm's-Length Terms. The Parties have determined in good faith that the terms of the Loan, including an interest rate equal to the applicable federal rate, the absence of points or fees, the absence of security, and the limitation of recourse to the Rossville Series, are fair to, and no less favorable to, the Rossville Series and the holders of Rossville Series Interests than terms reasonably obtainable from an unaffiliated lender for a comparable facility.

9.3	Disclosure and Filing. The Parties acknowledge that this Agreement will be disclosed in and filed as an exhibit to a post-qualification amendment to the Offering Circular on Form 1-A POS and in Borrower's reports on Forms 1-K and 1-SA, and each Party consents to that disclosure.

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9.4	No Waiver of Fiduciary Standards. Nothing in this Agreement modifies, waives, or limits any duty or standard of conduct owed by Lender, as Managing Member, to Borrower, any Series, or any member under the Operating Agreement or applicable law.

10. MISCELLANEOUS

10.1	Governing Law. This Agreement, and any claim arising out of or relating to it, shall be governed by the laws of the State of Delaware, without regard to conflict-of-laws principles that would require the application of the laws of another jurisdiction.

10.2	Jurisdiction; Jury Waiver. Each Party submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any action arising out of this Agreement and waives any objection to venue in those courts. EACH PARTY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.3	Notices. Notices shall be in writing and delivered by hand, nationally recognized overnight courier, or email with confirmation of transmission, to the addresses set out in the preamble, attention Chris Gerardi for Lender and John Arsenault for Borrower, with a copy for Borrower to Thompson Hine LLP, 300 Madison Avenue, 27th Floor, New York, NY 10017, attention Faith L. Charles. Notice is effective on receipt.

10.4	Amendment; Waiver. This Agreement may be amended, and any provision waived, only by a writing signed by both Parties. Any amendment that increases the principal amount, increases the Interest Rate, adds fees, grants security, or extends the Maturity Date shall be approved in the manner described in Section 9.1 and disclosed under Section 9.3. No failure or delay in exercising any right operates as a waiver of it.

10.5	Assignment. Neither Party may assign this Agreement without the prior written consent of the other, except that Lender may assign its rights to receive payment to an affiliate upon written notice to Borrower and disclosure under Section 9.3.

10.6	Entire Agreement; Severability. This Agreement constitutes the entire agreement of the Parties with respect to the Loan and supersedes all prior discussions and understandings. If any provision is held invalid or unenforceable, the remaining provisions shall remain in full force, and the invalid provision shall be reformed to the minimum extent necessary to make it enforceable consistent with the Parties' intent.

10.7	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns. Nothing herein confers any right on any other person, including any holder of Rossville Series Interests, except that Section 5 may be enforced by Borrower on behalf of any other Series.

10.8	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is an original and all of which together are one instrument. Signatures delivered by electronic transmission or through an electronic signature platform are effective as originals.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Intercompany Loan Agreement and Promissory Note as of the Effective Date.

LENDER:

TERRA MINT GROUP, CORP.,

a Wyoming corporation

By:	/s/ Chris Gerardi
Name:	Chris Gerardi
Title:	Chief Executive Officer
Date:	9/14/2026

BORROWER:

NEPTUNE REM, LLC,

a Delaware series limited liability company, acting solely for and on behalf of THE ROSSVILLE SERIES LLC

By:	/s/ John Arsenault
Name:	John Arsenault
Title:	Manager
Date:	9/14/2026

[Signature Page to Intercompany Loan Agreement and Promissory Note (The Rossville Series)]

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